                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


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In the Matter of Exelon Corporation                 CERTIFICATE OF NOTIFICATION

File No. 70-9645

Public Utility Holding Company Act of 1935
(PUHCA)

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     Exelon Corporation, a Pennsylvania corporation and registered holding company ("Exelon"), hereby submits the following Certificate of Notification pursuant to Rule 24. This filing is made pursuant to Exelon's Form U-1 Application-Declaration, as amended (the "Merger U-1") and the Securities and Exchange Commission's order dated October 19, 2000 (as modified October 20,
2000)(the "Merger Order"). Any capitalized terms used herein but not defined herein have the respective meanings given in the Merger U-1 or the Merger Order.

     In the Merger Order, the Commission noted that Exelon committed to obtain certification from the Federal Communications Commission of the exempt telecommunications company ("ETC") status of each of Exelon's investments in other businesses which were identified in the Merger U-1 as being retainable by virtue of Section 34 of PUHCA ("Section 34 Investments"). Exelon committed to notify the Commission no later than June 30, 2001 that it had obtained ETC status for each Section 34 Investment or make a filing indicating an alternative basis for retaining such investment under PUHCA.

     Exelon hereby notifies the Commission that it has obtained ETC status for each such Section 34 Investment or taken other appropriate steps as indicated on the attached Exhibit A. No further filing is required with respect to this subject matter under the Merger Order.

                               S I G N A T U R E

     Pursuant to the requirements of PUHCA, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.

     Date: June 25, 2001

                                 EXELON CORPORATION


                                 /s/ Jean H. Gibson
                                 -----------------------------
                                 By: Jean H. Gibson
                                 Vice President and Controller

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
               Name of Company                                       Basis
                     from                                             for
                  Merger U-1                                      ETC Status
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
Exelon Communications Holdings, LLC *           Application of Exelon Communications
                                                Holdings, LLC, May 21, 2001.
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Exelon Communications Company                   Application of Exelon Communications
                                                Holdings, LLC, May 21, 2001.
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PHT Holdings, LLC                               Application of Exelon Communications
                                                Holdings, LLC, May 21, 2001.
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PECO Hyperion Telecommunications                Application of Exelon Communications
                                                Holdings, LLC, May 21, 2001.
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AT&T Wireless PCS of Philadelphia, LLC          Application of Exelon Communications
(49% interest held by Exelon Communications     Holdings, LLC, May 21, 2001.
 Holdings)
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ECP Telecommunications Holdings, LLC *          Application of ECP Telecommunications
                                                Holdings, LLC, May 3, 2001, as amended May 18,
                                                2001.
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Media Station, Inc.                             Application of ECP Telecommunications
                                                Holdings, LLC, May 3, 2001, as amended May 18,
                                                2001.
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Energy Trading Company                          Application of ECP Telecommunications
                                                Holdings, LLC, May 3, 2001, as amended May 18,
                                                2001.
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Entrade, Inc.                                   Application of ECP Telecommunications
                                                Holdings, LLC, May 3, 2001, as amended May 18,
                                                2001.
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UniGridEnergy LLC                               Application of ECP Telecommunications
                                                Holdings, LLC, May 3, 2001, as amended May 18,
                                                2001.
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Pantellos Corporation                           NSD File Nos. ETC 00-20 and ETC 00-25
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Exotrope, Inc.                                  Application of ECP Telecommunications
                                                Holdings, LLC, May 3, 2001, as amended May 18,
                                                2001.
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Neon Communications                             Application of ECP Telecommunications
                                                Holdings, LLC, May 3, 2001, as amended May 18,
                                                2001.
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CIC Global, LLC                                 Application of ECP Telecommunications
                                                Holdings, LLC, May 3, 2001, as amended May 18,
                                                2001.
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OmniChoice.com, Inc.                            Application of ECP Telecommunications
                                                Holdings, LLC, May 3, 2001, as amended May 18,
                                                2001.
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Permits Now                                     Application of ECP Telecommunications
                                                Holdings, LLC, May 3, 2001, as amended May 18,
                                                2001.
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

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
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
VITTS Network Group Inc.                        Application of ECP Telecommunications
                                                Holdings, LLC, May 3, 2001, as amended May 18,
                                                2001.
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Corvis Corporation *                            Application of ECP Telecommunications
                                                Holdings, LLC, May 3, 2001, as amended May 18,
                                                2001. and Application of EEI Telecom Holdings,
                                                LLC, June 22, 2001. (on a going forward basis)
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Everest Broadband Networks, Inc. *              NSD File No. ETC 00-45
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Planalytics, Inc. *                             NSD File No. ETC 01-08
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SmartSynch, Inc. *                              NSD File No. ETC 01-07
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Corechange, Inc. *                              Application of ECP Telecommunications
                                                Holdings, LLC, May 3, 2001, as amended May 18,
                                                2001.
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EEI Telecom Holdings, LLC                       Application of EEI Telecom Holdings, LLC,
                                                June 22, 2001.
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Automated Power Exchange, Inc.                  Application of EEI Telecom Holdings, LLC,
                                                June 22, 2001;
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Exelon Enterprise Management, Inc. (formerly    Intermediate Holding Company
Exelon Ventures Corp.)
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Extant                                          Interest sold
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World Wide Web NetworX                          Inactive
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PECO Wireless, LLC                              No longer in communications business;
                                                currently used as a financing company for PECO
                                                securitization transactions
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

* formed/acquired subsequent to the issuance of the Merger Order

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